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                                                                   Exhibit 16.1

                          [ARTHUR ANDERSEN LETTERHEAD]


August 10, 1999


Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir or Madam:

We have been furnished with a copy of Item 5 included in the Form 10-Q for the event that occurred on August 4, 1999, to be filed by Unity First Acquisition Corporation with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP


CC:    Mr. Lawrence Burnstein, President, Unity First Acquisition Corporation